Exhibit 99.1


          Vertrue Reports Fiscal 2007 First Quarter Financial Results


    -- Revenues were $177.3 million versus guidance of $167.0 million to $172.0 million.

    -- Earnings per share were $0.59 versus guidance of $0.58 to $0.61.

    -- Free cash flow was $(1.6) million versus guidance of $0.8 million to $2.5 million.

    --  Company maintains fiscal 2007 guidance.



    NORWALK, Conn.--(BUSINESS WIRE)--Oct. 31, 2006--Vertrue
Incorporated (Nasdaq: VTRU), a premier internet direct marketing services company, announced today its financial results for the fiscal 2007 first quarter ended September 30, 2006.

    "As a leading internet marketer, Vertrue continues to deliver on its mission," said Gary Johnson, President and CEO. "This quarter we continued to expand our internet presence, increased the value we offer to consumers and generated strong revenue growth across all of our business units."

    Mr. Johnson continued, "In line with our strategy, we substantially increased our marketing expenses over last year's levels to drive future growth. We also continued to assess strategic growth opportunities that complement our overall strategy."

    Revenues increased 13% to $177.3 million compared to $157.5 million in the fiscal 2006 first quarter due to a 7% increase in Marketing Services revenues, a 95% increase in Management Services revenues and a 22% increase in Personals revenues. The increase in Personals revenues was primarily due to the acquisition of certain assets of Mobile Lifestyles, Inc., an online provider of a variety of text alerts (i.e. daily horoscopes, jokes and relationship advice) and unlimited ringtones. Excluding revenues from Mobile Lifestyles, Inc., Personals revenues would have increased 3% from last year and total revenues would have increased by 10% from last year.

    EBITDA decreased 16% to $20.0 million compared to $24.0 million reported in the fiscal 2006 first quarter. Net income decreased 23% to $6.7 million, or $0.59 per diluted share, in the fiscal 2007 first quarter compared to $8.6 million, or $0.74 per diluted share, in the fiscal 2006 first quarter. Adjusted EBITDA decreased 25% to $13.8 million compared to $18.4 million last year. These decreases were the expected result of our increased marketing and operating expenses required to generate the increased revenue.

    Free cash flow remained flat year to year at negative $1.6 million.

    Compared to the guidance provided in the August 1, 2006 press release, revenue was $177.3 million which was $10.3 million above the low end of guidance. Earnings per share of $0.59, was $0.01 above the low end of guidance. Adjusted EBITDA of $13.8 million was $0.9 million below the low end of guidance as a result of increased marketing and operating expenses required to generate the incremental revenue. Free cash flow was negative $1.6 million and was $2.4 million below the low end of guidance due to the lower Adjusted EBITDA and higher working capital requirements.

    Total retail members and customers increased to 6.7 million at the end of the first quarter of fiscal 2007 from 6.5 million at the end of the fiscal 2006 fourth quarter and included 159,000 members acquired as part of the Mobile Lifestyles, Inc. acquisition.

    During the first quarter ended September 30, 2006, the Company purchased 63,000 shares of its common stock and spent $2.6 million. Pursuant to this share repurchase program, the Company is authorized to repurchase approximately 1.3 million additional shares as market conditions permit. As of September 30, 2006, there were 9.7 million shares of common stock outstanding.

    Business Outlook

    Guidance for fiscal 2007 has remained unchanged. Management offers the following guidance for the fiscal year ended June 30, 2007
(dollars in millions, except per share amounts):



                                                         %
                                                 Increase/(Decrease)
                              2007 Estimate           vs. 2006
                          --------------------- --------------------
                             High       Low        High       Low
                          ---------- ---------- ---------- ---------
Revenues                     $758.0     $740.0         15%       12%
EBITDA                        101.5       99.8         13%       11%
Diluted EPS                    3.22       3.08         14%        9%

Adjusted EBITDA                97.1       91.8         23%       16%
Free Cash Flow                 45.8       40.5        130%      103%


    See the table on page 9 for additional quarterly guidance information for the second fiscal quarter of 2007.

    Use of Non-GAAP Measures:

    See the tables on pages 8 and 9 for reconciliations of the non-GAAP financial measures. An explanation of the relevance of these non-GAAP measures is located on page 9.

    Conference Call Note:

    Vertrue's management will host a conference call at 9:00 a.m. Eastern Time on October 31, 2006 to discuss the Company's first quarter results. To listen to the conference call, please dial (800) 369-1989 five to ten minutes before the scheduled start time. The conference call will also be available live on the investor relations page of the Company's web site at www.vertrue.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software.

    For those who cannot listen to the live broadcast, an audio replay of the call will be available approximately one hour after completion of the call and will remain available until November 5, 2006. To listen to the audio replay, please call (866) 499-4561. A web cast replay of the conference call will also be available on the investor relations page of the Company's web site approximately 2 hours after the end of the call and remain available until November 5, 2006.

    About Vertrue:

    Vertrue Incorporated is a premier internet direct marketing services company. Vertrue operates a diverse group of marketing businesses that share a unified mission: to provide every consumer with access to savings and services that improve their daily lives. Vetrue's members and customers have access to direct-to-consumer savings across its five vertical markets of healthcare, personal property, security/insurance, discounts, and personals, which are all offered online through a set of diverse internet marketing channels. Vertrue is headquartered in Norwalk, Conn.

    Any statements herein regarding the business of the Company that are not historical are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those expected is included in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC. The forward looking statements contained herein are made only as of the date of this release, and except as otherwise required by federal securities law, the Company has no obligation and does not intend to publicly update or revise any forward looking statements to reflect subsequent events or circumstances.




                         VERTRUE INCORPORATED
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (In thousands, except per share data)

                                                   Three months ended
                                                     September 30,
                                                 ---------------------
                                                   2006       2005
                                                 ---------- ----------


Revenues                                         $ 177,346  $ 157,528

Expenses:
     Marketing                                      87,383     73,899
     Operating                                      42,210     35,083
     General and administrative                     31,762     28,454
     Amortization of intangible assets               2,039      2,436
                                                 ---------- ----------
Total expenses                                     163,394    139,872
                                                 ---------- ----------

Operating income                                    13,952     17,656
Interest income                                      1,496        635
Interest expense                                    (5,114)    (5,089)
Other income (expense), net                            195        (44)
                                                 ---------- ----------

Income before income taxes                          10,529     13,158
Provision for income taxes                          (3,853)    (4,517)
                                                 ---------- ----------
Net income                                       $   6,676  $   8,641
                                                 ========== ==========

Diluted earnings per share                       $    0.59  $    0.74
                                                 ========== ==========

Diluted shares used in earnings per share
 calculation                                        12,733     12,783
                                                 ========== ==========




                         VERTRUE INCORPORATED
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            (In thousands)

                                                  Three months ended
                                                     September 30,
                                                 ---------------------
                                                    2006       2005
                                                 ---------- ----------

Operating Activities
  Net income                                     $   6,676  $   8,641
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Revenues before deferral                      169,547    147,948
     Marketing costs before deferral               (85,769)   (69,909)
     Revenues recognized                          (177,346)  (157,528)
     Marketing costs expensed                       87,383     73,899
     Depreciation and amortization                   6,357      6,578
     Stock-based compensation                        1,185      1,106
     Deferred and other income taxes                  (774)      (209)
     Excess tax benefits from stock-based
      compensation                                    (434)      (351)
     Other                                             183        (26)
                                                 ---------- ----------
Operating cash flow before changes in assets and
 liabilities                                         7,008     10,149
     Net change in assets and liabilities           (6,140)    (9,985)
                                                 ---------- ----------
Net cash provided by operating activities              868        164
                                                 ---------- ----------

Investing Activities
     Acquisition of fixed assets                    (2,504)    (1,816)
     Purchases of short-term investments            (9,000)   (16,325)
     Sales of short-term investments                33,219     29,636
     Acquisitions of businesses, net of cash
      acquired, and other investing activities      (8,787)      (103)
                                                 ---------- ----------
Net cash provided by investing activities           12,928     11,392
                                                 ---------- ----------

Financing Activities
     Net proceeds from issuance of stock             1,414      1,620
     Excess tax benefits from stock-based
      compensation                                     434        351
     Treasury stock purchases                       (2,626)    (1,747)
     Debt issuance costs                               (60)         -
     Payments of long-term obligations                 (68)      (182)
                                                 ---------- ----------
Net cash (used in) provided by financing
 activities                                           (906)        42
                                                 ---------- ----------
Effect of exchange rate changes on cash and cash
 equivalents                                           (71)       281
                                                 ---------- ----------
Net increase in cash and cash equivalents           12,819     11,879
Cash and cash equivalents at beginning of
 period                                             36,290     64,356
                                                 ---------- ----------
Cash and cash equivalents at end of period       $  49,109  $  76,235
                                                 ========== ==========




                         VERTRUE INCORPORATED
          CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                            (In thousands)

                                          September 30,    June 30,
                                              2006          2006
                                          ------------- --------------

Assets
Current assets:
     Cash and cash equivalents            $     49,109  $      36,290
     Restricted cash                             2,079          2,699
     Short-term investments                      7,553         31,798
     Accounts and notes receivable, net         27,385         21,014
     Prepaid expenses                            6,175          9,053
     Deferred marketing costs                   24,867         26,463
     Other current assets                        5,256          4,706
                                          ------------- --------------
Total current assets                           122,424        132,023
Fixed assets, net                               43,928         40,568
Goodwill                                       214,529        212,187
Intangible assets, net                          37,019         37,798
Other long-term assets                          23,637         20,452
                                          ------------- --------------
Total assets                              $    441,537  $     443,028
                                          ============= ==============

Liabilities and Shareholders' Deficit
Current liabilities:
     Current maturities of long-term
      obligations                         $        773  $         762
     Accounts payable                           41,164         42,281
     Accrued liabilities                        65,805         64,602
     Deferred revenues                          77,869         84,972
     Deferred income taxes                      12,093         11,687
                                          ------------- --------------
Total current liabilities                      197,704        204,304
Deferred income taxes                            5,738          6,920
Long-term debt                                 238,028        237,984
Other long-term liabilities                      9,232          9,989
                                          ------------- --------------
Total liabilities                              450,702        459,197
                                          ------------- --------------

Shareholders' deficit:
     Common stock; $0.01 par value
      40,000 shares authorized; 20,240
      issued (20,168 at June 30, 2006)             202            202
     Capital in excess of par value            191,024        187,991
     Retained earnings                          75,058         68,382
     Accumulated other comprehensive
      income (loss)                                135            214
    Treasury stock, 10,581 shares at
     cost (10,518 shares at June 30,
     2006)                                    (275,584)      (272,958)
                                          ------------- --------------
Total shareholders' deficit                     (9,165)       (16,169)
                                          ------------- --------------
Total liabilities and shareholders'
 deficit                                  $    441,537  $     443,028
                                          ============= ==============




                         VERTRUE INCORPORATED
                  ADDITIONAL INFORMATION (UNAUDITED)

KEY STATISTICS - MARKETING SERVICES

                            September 2006  June 2006  September 2005
                            --------------- ---------- ---------------
Revenue Before Deferral Mix:
Monthly                                 78%        76%             68%
Annual                                  22%        24%             32%

Other Monthly Statistics:
Average Monthly Members
 Billed (in thousands) (1)           2,943      2,843           2,592
Average Monthly Member Price
 Point (1)                          $11.77     $11.57          $10.75
Monthly Marketing Margin                37%        41%             41%
Monthly Churn Rate (2)                   8%         8%              8%
Monthly Renewal Rate (3)                87%        90%             90%

Monthly New Member Price
 Point                              $17.07     $15.80          $14.59
Monthly Acquisition Cost per
 New Billed Member (4)              $44.81     $39.37          $36.28

(1) During the first quarter of fiscal 2007, the methodologies for calculating monthly price point and average monthly members billed were changed. All prior periods have been adjusted for these changes.
(2) Defined as member cancellations in the quarter divided by the sum of beginning average monthly members billed and new monthly members billed during the quarter, divided by three months.
(3) Represents the percentage of renewal monthly revenue before deferral during the quarter as a percentage of the total monthly revenue before deferral in the previous quarter.
(4) Represents the cost to acquire a new monthly member who has successfully billed and is not expected to cancel during the quarter.




                         VERTRUE INCORPORATED
                             SEGMENT DATA
                            (In thousands)

                                                Three months ended
                                                  September 30,
                                           ---------------------------
                                               2006          2005
                                           ------------- -------------
Revenues
     Marketing Services                    $    140,703  $    131,848
     Personals                                   22,635        18,489
     Management Services                         14,008         7,191
                                           ------------- -------------
     Total Revenues                        $    177,346  $    157,528
                                           ============= =============

EBITDA
     Marketing Services                    $     23,206  $     26,969
     Personals                                    2,076         2,295
     Management Services                          2,612           769
     Corporate                                   (7,876)       (6,079)
                                           ------------- -------------
     Total EBITDA                          $     20,018  $     23,954
                                           ============= =============

Adjusted EBITDA
     Marketing Services                    $     17,456  $     21,625
     Personals                                    2,040         2,230
     Management Services                          2,213           588
     Corporate                                   (7,876)       (6,079)
                                           ------------- -------------
     Total Adjusted EBITDA                 $     13,833  $     18,364
                                           ============= =============




                         VERTRUE INCORPORATED
          RECONCILIATION OF NON-GAAP INFORMATION (UNAUDITED)
                            (In thousands)

                                Three months ended
                                   September 30,
                               --------------------
                                 2006      2005
                               --------- ----------
Reconciliation of Free Cash
 Flow:
Net cash provided by operating
 activities                    $    868   $    164
Capital expenditures             (2,504)    (1,816)
                               --------- ----------
Free cash flow                 $ (1,636)  $ (1,652)
                               ========= ==========


                           Three months ended September 30, 2006
                     -------------------------------------------------
                     Marketing           Management
                      Services Personals  Services  Corporate  Total
                     --------- --------- ---------- --------- --------
Reconciliation of
 EBITDA and
 Adjusted EBITDA:
Net income                                                    $ 6,676
Interest and other
 expense, net                                                   3,423
Provision for
 income taxes                                                   3,853
                                                              --------
Operating income     $ 20,398  $   (380)  $  1,971  $ (8,037) $13,952
Depreciation and
 amortization           2,808     2,456        641       161    6,066
                     --------- --------- ---------- --------- --------
EBITDA                 23,206     2,076      2,612    (7,876)  20,018
Change in deferred
 revenue               (7,364)      (36)      (399)     -      (7,799)
Change in deferred
 marketing              1,614      -          -         -       1,614
                     --------- --------- ---------- --------- --------
Adjusted EBITDA      $ 17,456  $  2,040   $  2,213  $ (7,876) $13,833
                     ========= ========= ========== ========= ========

                           Three months ended September 30, 2005
                     -------------------------------------------------
                     Marketing           Management
                      Services Personals  Services  Corporate  Total
                     --------- --------- ---------- --------- --------
Reconciliation of
 EBITDA and
 Adjusted EBITDA:
Net income                                                    $ 8,641
Interest and other
 expense, net                                                   4,498
Provision for
 income taxes                                                   4,517
                                                              --------
Operating income     $ 23,699  $    (60)  $    370  $ (6,353) $17,656
Depreciation and
 amortization           3,270     2,355        399       274    6,298
                     --------- --------- ---------- --------- --------
EBITDA                 26,969     2,295        769    (6,079)  23,954
Change in deferred
 revenue               (9,334)      (65)      (181)        -   (9,580)
Change in deferred
 marketing              3,990         -          -         -    3,990
                     --------- --------- ---------- --------- --------
Adjusted EBITDA      $ 21,625  $  2,230   $    588  $ (6,079) $18,364
                     ========= ========= ========== ========= ========




                         VERTRUE INCORPORATED
         ADDITIONAL QUARTERLY OUTLOOK INFORMATION (UNAUDITED)
               (In millions, except per share amounts)


                                      Second Quarter     Full Year
                                        Fiscal 2007     Fiscal 2007
                                      --------------- ----------------
Additional Quarterly Outlook
 Information:
Revenue                               $175.0 - 181.0  $ 740.0 - 758.0
EPS                                   $  0.62 - 0.66  $   3.08 - 3.22
Free Cash Flow                        $  10.0 - 11.8  $   40.5 - 45.8

                         VERTRUE INCORPORATED
      RECONCILIATION OF NON-GAAP OUTLOOK INFORMATION (UNAUDITED)
                            (In millions)

                                      Second Quarter     Full Year
                                        Fiscal 2007     Fiscal 2007
                                      --------------- ----------------
Reconciliation of Free Cash Flow:
Net cash provided by operating
 activities                           $  12.0 - 13.8  $   48.5 - 53.8
Deduct: Capital Expenditures                    (2.0)            (8.0)
                                      --------------- ----------------
Free Cash Flow                        $  10.0 - 11.8  $   40.5 - 45.8
                                      =============== ================

Reconciliation of EBITDA and Adjusted
 EBITDA:
Net income                            $    7.1 - 7.6  $   36.1 - 37.8
Provision for income taxes                 4.4 - 4.6      22.1 - 23.2
Interest and other expense, net            4.2 - 3.9      16.2 - 15.1
Depreciation and amortization                    6.5             25.4
                                      --------------- ----------------
EBITDA                                   22.2 - 22.6     99.8 - 101.5
Changes in deferred revenue             (5.0) - (3.0)  (26.0) - (22.0)
Change in deferred marketing               2.1 - 1.5      18.0 - 17.6
                                      --------------- ----------------
Adjusted EBITDA                       $  19.3 - 21.1  $   91.8 - 97.1
                                      =============== ================




                         VERTRUE INCORPORATED
         EXPLANATION OF NON-GAAP INFORMATION AND DEFINITIONS


    EBITDA is calculated as net income excluding interest and other expense, taxes, depreciation and amortization. Adjusted EBITDA is calculated as EBITDA before the deferral of revenues and the deferral of marketing costs. These measures are used by the Company's management to evaluate the overall performance of its business. EBITDA and Adjusted EBITDA is also used by the Company's management to measure the overall performance of its business compared with internal budgets, allocate capital and other resources to its operating segments, assess the operating performance of those segments and determine compensation under the Company's management incentive plans. EBITDA is useful to management and investors because it eliminates the effects of interest and other expense, income taxes, non-cash depreciation of tangible assets and non-cash amortization of intangible assets. Adjusted EBITDA is useful to management and investors because it provides insight into the current period cash operating results. However EBITDA and Adjusted EBITDA are limited as compared to net income in that they do not reflect the periodic amortization of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses, they do not reflect net income earned for GAAP reporting purposes and they exclude the effects of interest and taxes. EBITDA and Adjusted EBITDA should not be considered a substitute for or superior to operating income, net income, net cash from operating activities or other measures of financial performance and liquidity determined in accordance with generally accepted accounting principles. A reconciliation of EBITDA and Adjusted EBITDA to net income prepared in accordance with generally accepted accounting principles is presented above.

    The Company's management believes that revenues before deferral and marketing costs before deferral are important measures of liquidity and are significant factors in understanding the Company's operating cash flow trends. These measures are not a substitute for or superior to revenue and marketing expense prepared in accordance with generally accepted accounting principles. These non-GAAP measures are used by management and the Company's investors to understand the liquidity trends of the Company's marketing margins related to the current period operations which are reflected within the operating cash flow section of the cash flow statement. GAAP revenues and marketing expenses are important measures used to understand the marketing margins earned during the period in the income statement. However, in order to understand the operating cash flow, it is important to understand the primary current period drivers of that cash flow. Two of the primary indicators of operating liquidity for the period are revenues before deferral and marketing before deferral. Revenues before deferral are revenues before the application of SAB 104 and represent the revenues billed during the current reporting period less an allowance for membership cancellations. That is, revenues before deferral for a reporting period include membership fees received in the current reporting period that will be recorded as GAAP revenues in future reporting periods and exclude membership fees received in prior reporting periods that are recorded as GAAP revenues in the current reporting period. Marketing costs before deferral are marketing costs before the application of SAB 104 and SOP 93-7 and represent actual marketing costs paid or accrued during the current reporting period. That is, marketing costs before deferral for a reporting period include costs paid or accrued in the current reporting period that will be recorded as GAAP marketing expenses in future reporting periods and exclude marketing expenses paid or accrued in prior reporting periods that are recorded as GAAP marketing expenses in the current reporting period. Neither revenues before deferral nor marketing costs before deferral exclude charges or liabilities that will require cash settlement.

    Free cash flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to pursue opportunities that enhance shareholder value, such as make acquisitions, reduce debt, and develop new products. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. This metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.



    CONTACT: Vertrue Incorporated
             James B. Duffy, 203-324-7635